Exhibit 10.1

04/14/2023

Eric Young

Via personal email

Dear Eric,

Congratulations! We are thrilled to offer you a position at Snap Inc. (the “Company”). As a member of our team, you will be eligible for the following starting total rewards package:

Offer Summary

Offer Expiration Date: 04/21/2023

Initial Title: SVP, Engineering

Start Date: 06/05/2023

Work Location: 2025 1st Avenue Seattle, Washington 98121

Job Classification: Full time, Exempt

Compensation: Annual Salary of $1,000,000.00

New Hire Equity: $40,000,000.00, subject to the terms below.

You will be paid biweekly, subject to applicable payroll deductions and withholdings.

You will receive a sign-on bonus of $500,000.00. The Company will pay this bonus to you in four equal quarterly installments, beginning in the first available payroll period following your actual employment start date, less applicable payroll deductions and withholdings. In the event you resign from employment with the Company prior to the full payment of the sign-on bonus, you will forfeit any unpaid installments.

You may be eligible to receive discretionary equity awards pursuant to the Company’s compensation program. Please note that whether or not you receive discretionary equity awards, as well as the form, amount, and terms of the award, will be determined by the Company in its sole discretion.

Snap offers a wide full range of benefits to support you and your qualified dependents. You may participate in Snap’s benefit programs from your date of hire. Check out the enclosed benefits documents for more details, or contact Recruiting for the current suite of benefits available to you.

Under the Snap Inc. 2017 Equity Incentive Plan or any successor equity plan (the “Plan”), and subject to approval by the Company’s Board of Directors (the “Board”), the Company will grant you an award of new hire RSUs with an aggregate value of at least the dollar amount stated in the offer summary above. If approved, the number of RSUs granted will be determined by using the fair market value of the Company’s Common Stock, based on the methodology adopted by the Board as of your employment start date. The vesting date of your RSUs and grant price will be set by the Board after your start date and you will be notified of the same. So long as you remain an employee, the RSUs will vest equally over forty-eight months in quarterly installments. The Company may, in its sole discretion, elect to hold back that number of vested shares required to cover the taxes, withholdings, and other similar obligations due upon the issuance of the vested RSU shares to you. In all cases, the RSUs will be subject to the terms and conditions of the Plan and the applicable grant agreement.

Subject to your performance, you also will be eligible to receive ongoing equity grants with a target annual value of $10,000,000.00 based on your initial title issued in RSUs subject to vesting. Ongoing equity will begin vesting no earlier than the full vesting of your four-year new hire RSUs.

All equity grants are subject to approval by the Board and will be awarded pursuant to the Plan and any Company compensation program.

You are being offered employment at the Company because of the personal skills and experience you have, not because of any confidential, proprietary, or trade-secret information of a former or current employer you may have. In your work for the Company, we do not want you to use or disclose any such confidential, proprietary, or trade-secret information. Likewise, as an employee of the Company, you may learn about confidential, proprietary, or trade-secret information related to the Company and its clients. To protect the interests of both the Company and its clients, all employees are required to read and sign the enclosed Confidential Information and Inventions Assignment Agreement as a condition of employment at the Company. Also enclosed for you to review and then sign as a condition of employment are the Conflict of Interest Agreement, the Acknowledgement of At-Will Employment, and our Arbitration Agreement, which provides that all disputes arising out of your employment must be resolved through binding arbitration. We encourage you to read all these documents carefully, and to seek independent legal counsel if you have any questions about the meaning or scope of these documents.

Snap Inc. is a dynamic and iterative company and as such, our programs and practices may change from time to time at the Company’s sole discretion. This includes changes to the total rewards package described above. The Company may change your position, duties, and work location from time to time at its discretion. As a Snap Inc. employee, you will be expected to follow Company policies and acknowledge in writing that you have read our Employee Handbook. With the exception of the “employment at-will” policy discussed below, the Company may modify or eliminate its policies at its discretion.

Your employment with the Company is at-will. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company may terminate your employment at any time or change the terms and conditions of your employment, with or without cause or notice. By signing below, you agree to the at-will nature of your employment and acknowledge that this paragraph describing the at-will nature of your employment supersedes any other agreements or promises made to you by anyone, whether written or oral. Your employment at-will status can be modified only in a written agreement signed by an officer of Snap Inc.

If you accept our offer, we would like you to start on the start date stated in the offer summary above. This offer is contingent upon a background-check clearance, validation that the information in your resume is true and accurate, reference check, and satisfactory proof of your right to work in the United States. You may therefore wish to wait until after you receive your background check clearance from Snap before giving your current employer notice. Your start date with Snap will be delayed if background check clearance has not been received before then. You agree to assist as needed and complete any documentation at the Company’s request to meet these conditions.

If you wish to accept employment at Snap Inc. under the terms described above, please sign and date this offer letter, the enclosed Confidential Information and Inventions Assignment Agreement, Conflict of Interest Agreement, Acknowledgement of At-Will Employment, Export Control Laws Compliance Screening Form, and Arbitration Agreement, and return them all to me by the expiration date stated in the offer summary above.

We’re excited to have you join the team.

Sincerely,

/s/ Mike McDonald

Mike McDonald

Sr. Director, Talent Acquisition

Accepted and agreed:

/s/ Eric Young

Eric Young

Date: April 14, 2023

Attachment:	Confidential Information and Inventions Assignment Agreement
Conflict of Interest Agreement
Acknowledgement of At-Will Employment
Arbitration Agreement
Export Control Laws Compliance Screening Form